[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                                        December 31, 1996

          Board of Directors
          North Fork Bancorporation, Inc.
          275 Broad Hollow Road
          Melville, New York  11747

                         Re:  North Fork Bancorporation, Inc. Reg-
                              istration Statement on Form S-8

          Gentlemen:

                    We have acted as special counsel to North Fork Bancorporation, Inc., a Delaware corporation (the "Compa-ny"), in connection with the preparation of a Registra-tion Statement on Form S-8, which is being filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement"), relating to the registration and issuance by the Company of an aggregate of up to 437,518 shares of common stock, par value $2.50 per share (the "Common Stock"), together with an equal number of rights to purchase units of Series A Junior Participating Preferred Stock associated therewith (the "Rights"), of the Company pursuant to The Long-Term Incentive and Capital Accumula-tion Plan of North Fork Bancorporation, Inc. (the "Plan").

                    This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

                    In connection with this opinion, we have exam-ined originals or copies, certified or otherwise identi-fied to our satisfaction, of (i) the Registration State-ment, (ii) the Plan, (iii) the form of certificate to be used to represent the shares of Common Stock (and the Rights), (iv) the Certificate of Incorporation and By-Laws of the Company, as amended to date, (v) resolutions adopted by the Board of Directors of the Company relating to, among other things, the Plan, the Registration State-ment and related matters, (vi) the Rights Agreement, dated as of February 28, 1989 (the "Rights Agreement"), between the Company and North Fork Bank, as Rights Agent, and (vii) such other documents as we have deemed neces-sary or appropriate as a basis for the opinions set forth below.

                    In our examination, we have assumed the genu-ineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents sub-mitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company and others.

                    Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the law of any other jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the United States of America to the extent spe-cifically referred to herein.

                    Based upon and subject to the foregoing, and assuming the due execution and delivery of certificates representing the shares of Common Stock (and the Rights) in the form examined by us, we are of the opinion that (i) the shares of Common Stock to be issued by the Company pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and (ii) the Rights, when issued as described in the Registration Statement and in accordance with the Rights Agreement, will be duly authorized and validly issued.

                    We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose con-sent is required under Section 7 of the Act.

                                        Very truly yours,

               (signed) Skadden, Arps, Slate, Meagher & Flom LLP